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                          Boston Scientific Corporation

                                                                      Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS

                                                      Year Ended December 31,
                                                 ------------------------------
                                                   1996       1995        1994
                                                   ----       ----        ----
                                                     (in thousands, except
                                                     per share information)
Primary
Average shares outstanding ...................    177,696    175,485    172,107
Net effect of dilutive stock options
      and warrants-based on the treasury
      stock method using average market
      price ..................................      3,597      2,049      2,090
                                                 --------   --------   --------
Total ........................................    181,293    177,534    174,197
                                                 ========   ========   ========
Net income ...................................   $167,106   $  6,440   $135,307
                                                 ========   ========   ========
Per share amount .............................   $   0.92   $   0.04   $   0.78
                                                 ========   ========   ========
Fully Diluted
Average shares outstanding ...................    177,696    175,485    172,107
Net effect of dilutive stock options
      and warrants--based on the treasury
      stock method using year-end market
      price, if higher than average market
      price ..................................      5,031      2,272      2,594
                                                 --------   --------   --------
Total ........................................    182,727    177,757    174,701
                                                 ========   ========   ========
Net income ...................................   $167,106   $  6,440   $135,307
                                                 ========   ========   ========
Per share amount .............................   $   0.91   $   0.04   $   0.77
                                                 ========   ========   ========